For Immediate Release

Investor Relations:
F. Barry Bilson
410.539.0000
fbbilson@leggmason.com

Media:
Mary Athridge
212-805-6035
mkathridge@leggmason.com

LEGG MASON ELIMINATES ALL SIVs FROM MONEY MARKET FUNDS

Proforma Cash of $1 Billion Will Be Available For Corporate Purposes

Baltimore, MD - March 5, 2009 - Legg Mason, Inc. (NYSE: LM) today eliminated all of the remaining securities issued by Structured Investment Vehicles and other similar conduits (SIVs) from its money market funds.

The Company and the funds separately sold a total of $1.8 billion of par value SIV securities from five different issuers. Of this amount, $1.4 billion represented SIVs held by four of the Company's money market funds, $57 million in SIVs held by the company and $355 million of SIVs that had been supported through a total return swap with a major bank. As a result of these transactions, there was a net cash outflow to the Company of $1.2 billion. The Company will retain $49 million in SIVs (current carrying value) from two issuers that it has been carrying on its balance sheet.

Legg Mason Chairman and CEO Mark R. Fetting commented: "With the sales announced today, our money market funds are now completely SIV-free. We are pleased that our business teams were able to resolve this issue and protect our money market franchise while our investment teams have focused on its goal of providing principal stability, credit quality, and current income. We have done what we said we would do."

Mr. Fetting continued, "In persistently difficult markets, we took this final proactive step not only to resolve the SIV issue, but also to keep our balance sheet strong. With the expected tax refund, we will have $1 billion in available cash and we have taken a definitive step towards protecting Legg Mason's profitability."

The Company expects to realize approximately $500 million in a tax refund in the summer of 2009, which it may use to repay debt or for other corporate purposes. After the transactions, and giving effect to the tax benefit but not any possible debt repayment, the Company's total cash position will be $1.6 billion, including $600 million of working capital.

Impact on Quarterly Results

Reflecting the impact of today's transactions and mark-to-market adjustments on retained SIVs, the Company expects to incur gross charges of $610 million in its quarter operating results ($367 million net of adjustments to operating expenses and taxes, or $2.59 per diluted share).

Investor Conference Call

A conference call to discuss today's announcement, hosted by Mr. Fetting, will be held at 8:30 am E.S.T. today. The call will be open to the general public. Interested participants should access the call by dialing 866-835-8825 (or for international calls 703-639-1407) at least ten minutes prior to the scheduled start to ensure connection. An investor presentation and link to the web cast will be available on the Legg Mason website at www.leggmason.com/investor relations

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A replay of the live broadcast will be available on the Legg Mason website at www.leggmason.com/investor relations or by dialing 888-266-2081 (or for international calls 703-925-2533), access Pin Number 1340698, after completion of the call. Please note that the replay will be available beginning at 1:00 pm E.S.T. on March 5, 2009 and ending on March 19, 2009.

Forward Looking Statements

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not statements of facts or guarantees of future performance, and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from those discussed in the statements. For a discussion of these risks and uncertainties, please see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations " in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and in the Company's quarterly reports on Form 10-Q.

About Legg Mason

Legg Mason is a global asset management firm with $698 billion in assets under management at December 31, 2008. The Company provides active asset management in major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).